Exhibit 99.1

Capricor Therapeutics Announces Appointment of Paul Auwaerter, M.D. to its Board of Directors

-John Hopkins School of Medicine Clinical Director Joins Capricor’s Board of Directors with over 30 Years of Internal Medicine and Infectious Disease Experience-

SAN DIEGO, Calif., July 13, 2023 (GLOBE NEWSWIRE) -- Capricor Therapeutics (NASDAQ: CAPR), a biotechnology company focused on the development of transformative cell and exosome-based therapeutics for the treatment and prevention of muscular and other select diseases, today announced the appointment of Paul Auwaerter, M.D. to its Board of Directors, effective immediately. Dr. Auwaerter brings over three decades of experience in internal medicine and infectious disease to Capricor.

“I am extremely pleased to welcome Dr. Auwaerter to our Board of Directors,” said Linda Marbán, Ph.D., Capricor’s CEO. “His extensive background across medicine for over 30 years will bring an added level of drug development and medical experience to our team as we continue to advance our pipeline of therapeutic product candidates. Over the course of his career, Dr. Auwaerter has worked with some of the field’s most innovative leaders in the life sciences industry, and his experience and forward-thinking vision will make him a tremendous asset to our team.”

“The opportunity to join Capricor at this crucial stage of development for the Company is compelling. The Company is an innovative leader with its late-stage CAP-1002 cell therapy program for Duchenne muscular dystrophy as well as its exosomes platform that has demonstrated such promising potential in early development,” added Dr. Auwaerter. “I look forward to working alongside the executive team and my fellow Board members to help Capricor continue to advance their promising therapeutic pipeline.”

Dr. Auwaerter holds multiple positions at Johns Hopkins University School of Medicine as the Clinical Director of the Division of Infectious Diseases, Director of the Sherrilyn and Ken Fisher Center for Environmental Infectious Diseases, and Chief Medical Officer for the Point of Care-Information Technology Center (POC-IT) for Healthcare Solutions. Additionally, Dr. Auwaerter is an attending physician for medicine and pediatrics at Johns Hopkins Hospital and Clinics. Prior to Capricor, he contributed to over one hundred published pieces of original research and is the Sherrilyn and Ken Fisher Professor of Medicine in the Divisions of Infectious Diseases and General Internal Medicine at Johns Hopkins University School of Medicine, where he has been since 1988.  Dr. Auwaerter received an A.B. in Biology and M.D. in Medicine from Columbia University and also obtained an M.B.A. at the Johns Hopkins University School of Professional Studies in Business and Education.

About Capricor Therapeutics

Capricor Therapeutics, Inc. (NASDAQ: CAPR) is a biotechnology company focused on the development of transformative cell and exosome-based therapeutics for the treatment and prevention of muscular and other select diseases. Capricor’s lead candidate, CAP-1002, is an allogeneic cardiac-derived cell therapy that is currently in late-stage clinical development for treating Duchenne muscular dystrophy. Further, Capricor has entered into a partnership for the exclusive commercialization and distribution of CAP-1002 for DMD in the United States and Japan with Nippon Shinyaku Co., Ltd. (U.S. subsidiary: NS Pharma, Inc.), subject to regulatory approval. Capricor is also developing its exosome technology as a next-generation therapeutic platform. Capricor’s focus is on developing exosomes capable of delivering nucleic acids as well as proteins to treat or prevent a variety of diseases. For more information, visit capricor.com, and follow Capricor on Facebook, Instagram and Twitter.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release regarding the efficacy, safety, and intended utilization of Capricor’s product candidates; the initiation, conduct, size, timing and results of discovery efforts and clinical trials; the pace of enrollment of clinical trials; plans regarding regulatory filings, future research and clinical trials; regulatory developments involving products, including the ability to obtain regulatory approvals or otherwise bring products to market; manufacturing capabilities; the ability to achieve product milestones and to receive milestone payments from commercial partners; plans regarding current and future collaborative activities and the ownership of commercial rights; scope, duration, validity and enforceability of intellectual property rights; future royalty streams and revenue projections; expectations with respect to the expected use of proceeds from the recently completed offerings and the anticipated effects of the offerings; and any other statements about Capricor’s management team’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “could,” “anticipates,” “expects,” “estimates,” “should,” “target,” “will,” “would” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements. More information about these and other risks that may impact Capricor’s business is set forth in Capricor’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the Securities and Exchange Commission on March 17, 2023 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, as filed with the Securities and Exchange Commission on May 12, 2023. All forward-looking statements in this press release are based on information available to Capricor as of the date hereof, and Capricor assumes no obligation to update these forward-looking statements.

CAP-1002 is an Investigational New Drug and is not approved for any indications. None of Capricor’s exosome-based candidates have been approved for clinical investigation.

For more information, please contact:

Capricor Media Contact:

Raquel Cona

KCSA Strategic Communications

rcona@kcsa.com

212.896.1204

Capricor Investor Contact:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

617.435.6602

Capricor Company Contact:

AJ Bergmann, Chief Financial Officer

abergmann@capricor.com

858.727.1755